Exhibit 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                         MENDOCINO BREWING COMPANY, INC.
                         -------------------------------


      1. The undersigned, Yashpal Singh and N. Mahadevan, hereby certify that they are the duly elected and acting President and Secretary, respectively, of Mendocino Brewing Company, Inc., a California corporation (the "Company"), and further certify the following:

      2. The Articles of Incorporation of the Company are amended and restated to read in full as follows:

                                    ARTICLE 1
                                      NAME

      The name of the corporation is: Mendocino Brewing Company, Inc.

                                    ARTICLE 2
                                     PURPOSE

      The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                    ARTICLE 3
                                AUTHORIZED SHARES

      Section 3.1 Classes of Stock. The corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The corporation shall have the authority to issue a total of 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The Common Stock is sometimes referred to as "Common Shares" and the Preferred Stock is sometimes referred to as "Preferred Shares." Holders of Common Shares are sometimes referred to as "Common Shareholders" and holders of Preferred Shares are sometimes referred to as "Preferred Shareholders."

      Section 3.2 Authorized Series of Preferred Stock. Of the total authorized shares of Preferred Stock, 275,000 shares are designated Series A Preferred Stock ("Series A Shares"). Holders of the Series A Shares are sometimes referred to herein as "Series A Shareholders."


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


      Section  3.3  Undesignated   Series  of  Preferred  Stock.  Any  remaining
undesignated shares of Preferred Stock may be divided into such number of additional Series As the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares of any series of Preferred Stock, and to set the designation of any series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease the number of shares of any Series After shares of that series have been issued. The Board of Directors may not, however, reduce any series below the number of shares of such series then outstanding.

                                    ARTICLE 4
                                    DIVIDENDS

      Section 4.1 Dividends on Series A Preferred Stock. The Series A Shareholders shall receive dividends equal in the aggregate to $1.00 per Series A Share before any dividend is paid on the Common Shares or any other series of Preferred Shares (the "Preferred Dividend"). When the entire Preferred Dividend has been paid, the Series A Shares shall automatically be cancelled and shall cease to be outstanding for all purposes, and the Series A Shares shall resume the status of authorized but unissued and undesignated Preferred Stock.

      Section 4.2 Dividends on Other Series of Preferred Stock. The Board of Directors shall have the authority, consistent with the provisions of Section 3.3, above, to fix the dividends and dividend preferences of any series of Preferred Stock other than the Series A Preferred Stock; provided that so long as any share of Series A Preferred Stock remains outstanding no series of Preferred Stock may be granted dividend rights which are senior to those of the Series A Preferred Stock.

      Section 4.3 Dividends on Common Shares. The corporation may pay dividends with respect to the Common Shares if and only if the corporation has paid the entire Preferred Dividend on the Series A Shares and the Series A Shares have been cancelled. The corporation may at any time declare and pay a dividend with respect to the Common Shares payable solely in Common Shares.

      Section 4.4 Conditions to All Dividends. Dividends are payable only at the times and to the extent declared by the Board of Directors. Dividends may be payable quarterly or otherwise as the Board of Directors may determine from time to time. The corporation shall distribute any declared dividend to each shareholder entitled to receive the dividend simultaneously. Dividends are payable only out of assets legally available for that purpose. No right to a dividend shall accrue unless the dividend is declared by the Board of Directors. The Board of Directors may rescind the declaration of a dividend to the extent that the dividend has not been paid if each shareholder is treated ratably in accordance with the shareholder's preferences with respect to the dividend.

         Section 4.5 Service Shares. "Service Shares" are Common Shares held by an employee, director, or other person who is providing services to the corporation issued pursuant to an agreement that gives the corporation the right to repurchase the shares upon the occurrence


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

of certain events (such as termination of employment). Section 503 of the California Corporations Code does not apply to any repurchase of Service Shares by the corporation. Section 4.6 Restriction on Repurchase of Junior Shares. The corporation may repurchase shares other than the Series A Shares only if (a) the Preferred Dividend on the Series A Shares has been paid in full and the Series A Shares have been cancelled; or (b) the shares to be repurchased are Service Shares.

                                    ARTICLE 5
                                   LIQUIDATION

      Section 5.1 Order of Distribution. Following dissolution of the corporation, the assets of the corporation shall be distributed first to the Series A Shareholders in an amount equal to their aggregate Liquidation Preference (as defined below), then, in the order of seniority, to any holders of any Series of Preferred Shares which may be junior with respect to liquidation rights to the Series A Preferred Stock, and then to the Common Shareholders.

      Section 5.2 Liquidation Preferences. The Liquidation Preference of the Series A Shareholders is an amount per share equal to the unpaid Preferred Dividend of a Series A Share. Upon dissolution of the corporation, any declared but unpaid Preferred Dividends on the Series A Shares shall automatically be cancelled. When the entire Liquidation Preference of the Series A Shareholders has been paid, the Series A Shares shall automatically be cancelled and shall cease to be authorized or outstanding for all purposes.

      Section 5.3 Insufficient Assets. If assets of the corporation are not sufficient to distribute the entire Liquidation Preference to the Series A Shareholders, the entire assets of the corporation shall be distributed among the Series A Shareholders in accordance with their Series A Shares.

      Section 5.4 Service Shares. Section 502 of the California Corporations Code does not apply to any repurchase of Service Shares by the corporation.

      Section 5.5 Restriction on Repurchase of Junior Shares. The corporation may repurchase shares other than the Series A Shares only if (a) the corporation has sufficient net assets to enable it to pay the Series A Shareholders the full amount of their Liquidation Preference at the time of the repurchase; or (b) the shares to be repurchased are Service Shares.

                                    ARTICLE 6
                          PREFERRED STOCK VOTING RIGHTS

      Section 6.1 Voting Rights of the Series A Preferred Stock. The holders of Series A Preferred Stock shall have no voting rights, except to the extent required by law.

      Section 6.2 Voting Rights of Other Classes of Preferred Stock. The Board of Directors shall have the authority, consistent with the provisions of Section 3.3, above, to fix the voting rights of any series of Preferred Stock other than the Series A Preferred Stock.


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

                                    ARTICLE 7
                             LIABILITY OF DIRECTORS

      Section 7.1 Limitation of Directors' Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      Section 7.2 Indemnification of Corporate Agents. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

      Section 7.3 Repeal or Modification.  No repeal or modification of Sections
7.1 or 7.2 shall adversely affect any right of indemnification or limitation of liability of an agent of the corporation relating to acts or omissions that occur before such repeal or modification.

      3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

      4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Company is 5,808,098, consisting of 5,580,498 shares of Common Stock and 227,600 shares of Preferred Stock, which are entitled to vote with respect to the amendment and restatement. The number of shares voting in favor of the foregoing amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50% of (a) the Common Stock and the Preferred Stock, voting together, (b) the Preferred Stock voting separately, and
(c) the Common Stock voting separately.

      I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

      IN WITNESS WHEREOF, the undersigned has executed this certificate in Ukiah, California, this June 28, 2001.



                     /s/ Yashpal Singh
                     --------------------------------------------
                     Yashpal Singh, President


                     /s/ N. Mahadevan
                     --------------------------------------------
                     N. Mahadevan, Secretary


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